UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13

or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

Watson Wyatt Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-16159

Delaware	52-2211537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

901 N. Glebe Road

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

(703) 258-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03         Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 25, 2008, the Board of Directors of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) amended Section 1.7 of its Amended and Restated By-Laws (“By-laws”) to change the voting standard for the election of directors from a plurality of the votes cast to a majority of the votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In contested elections, the voting standard will continue to be a plurality of votes cast.

Item 8.01         Other Events

In connection with the amendment to Watson Wyatt’s By-laws implementing a majority voting standard in uncontested director elections, on July 25, 2008, Watson Wyatt amended its Corporate Governance Guidelines (the “Guidelines”) to provide, among other things, that the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation of a director who did not receive a majority of votes cast in an uncontested election, or whether other action should be taken.

The Guidelines were also amended to provide that if an incumbent director is not elected by a majority of votes cast, the Nominating and Corporate Governance Committee shall promptly consider his or her resignation, and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. If the Board accepts a director’s resignation pursuant to this process, the Nominating and Governance Committee shall recommend to the Board and the Board shall thereafter determine whether to fill such vacancy or reduce the size of the Board.

The Guidelines provide that the Board of Directors shall promptly publicly disclose its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.	The following exhibit is furnished with this report: None

3.1	Section 1.7 of the Amended and Restated By-laws of Watson Wyatt Worldwide, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATSON WYATT WORLDWIDE, INC.

Date: July 29, 2008	/s/ Walter W. Bardenwerper
Walter W. Bardenwerper
Vice President and General Counsel